Staley, Okada & Partners
CHARTERED ACCOUNTANTS

Suite 400 - 889 West Pender Street
Vancouver, BC Canada V6C 3B2
Tel 604 694-6070
Fax 604 585-8377
info@staleyokada.com
www.staleyokada.com

May 14, 2007

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Clean Energy Combustion Systems, Inc. (the "company"), which we understand was filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K (Amendment 1), as part of the Form 8-K (Amendment 1) of the company dated May 14, 2007. We agree with the statement that we resigned as auditors of the company. We were not provided a draft of the Form 8K dated March 26, 2007 and did not review it prior to it being filed on EDGAR.

Yours truly,

"Staley, Okada & Partners"

STALEY, OKADA & PARTNERS
Chartered Accountants